UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

201 Santa Monica Boulevard, Suite 500 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 598-5410

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2017, David O’Toole was appointed to succeed Kevin Pollack as the Chief Financial Officer of Opiant Pharmaceuticals Inc. (the “Company”), effective September 12, 2017 (the “Start Date”). Mr. Pollack has agreed to stay with the Company as an advisor during the transition. A copy of the press release announcing Mr. O’Toole’s appointment and Mr. Pollack’s resignation is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Mr. O’Toole, age 58, has more than 30 years of experience in the accounting and finance sectors, and for nearly half of his career, he has focused on the life sciences industry. From 2014 to 2017, he served as the Chief Financial Officer at Soleno Therapeutics, Inc. (“Soleno”), a company focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. Mr. O’Toole managed Soleno’s initial public offering in 2014 and raised over $40 million for the company in a number of financing transactions. During the last nine years as the Chief Financial Officer of four life sciences companies, Mr. O’Toole has led numerous M&A and financing transactions. He has significant experience in Securities and Exchange Commission reporting, managing and building finance, treasury and accounting departments, Sarbanes-Oxley Act of 2002 compliance and managing investor relations and commercial operations. Prior to Soleno, Mr. O'Toole served as the Chief Financial Officer at Codexis, Inc. from 2012 to 2014 and Response Genetics, Inc. from 2010 to 2012. Prior to that, from 2008 to 2009, Mr. O'Toole served as Chief Financial Officer at Abraxis BioScience, Inc., which was acquired by Celgene for $2.9 billion. Prior to his Chief Financial Officer experience, Mr. O’Toole spent 24 years in public accounting, including 16 years with the accounting firm of Deloitte & Touche LLP, including 12 years as a partner, and began his career with eight years at the accounting firm of Arthur Andersen. Mr. O'Toole holds a Bachelor of Science degree in accounting from the University of Arizona and is a Certified Public Accountant. As the Company’s Chief Financial Officer, Mr. O’Toole will be responsible for all aspects of financial management for Opiant and will report to Dr. Roger Crystal, the Company’s Chief Executive Officer. There are no family relationships between Mr. O’Toole and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. O’Toole was not appointed pursuant to any arrangement or understanding between Mr. O’Toole and any other person.

A copy of Mr. O’Toole’s offer letter, dated August 29, 2017 (the “Offer Letter”), is attached as Exhibit 10.1 to this Current Report on Form 8-K. Pursuant to the Offer Letter, Mr. O’Toole is entitled to an annual base salary of $360,000 and an annual target bonus equal to 40% of his annual base salary. Mr. O’Toole will also receive a one-time signing bonus equal to $45,000 (the “Signing Bonus”) within 30 days of the Start Date, provided, however, Mr. O’Toole shall be required to repay the Signing Bonus in the event Mr. O’Toole terminates his employment prior to the one-year anniversary of the Start Date. Furthermore, subject to approval of the Company’s Board of Directors (the “Board”), Mr. O’Toole will be granted an incentive stock option (the “Option”) to purchase 150,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with an exercise price per share no less than the fair market value of a share of Common Stock on the date of grant, pursuant to the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan. The shares of Common Stock underlying the Option shall vest and become exercisable over a four-year period commencing on the Start Date, subject to Mr. O’Toole’s continued employment with the Company or its affiliate through each such vesting date. Mr. O’Toole will be eligible for participation in the Company’s health insurance plan and 401(k) plan. The Company and Mr. O’Toole are in negotiations to enter into an employment agreement. The description of the terms of the Offer Letter are qualified in their entirety by the full text of the Offer Letter filed herewith as Exhibit 10.1 and incorporated herein by reference.

Effective September 11, 2017, the Company has accepted the resignation of Mr. Pollack, the Company’s Chief Financial Officer, Treasurer and Secretary and a director of the Company.  Effective September 11, 2017, Mr. Pollack has also resigned as a director of Opiant Pharmaceuticals UK Limited, a wholly owned subsidiary of the Company. Mr. Pollack was not nominated as a director by the Board to be elected at the Company’s Annual Meeting of Stockholders, to be held on September 8, 2017.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1*	Offer Letter, dated August 29, 2017, by and between the Company and David O’Toole.

99.1	Opiant Pharmaceuticals, Inc. Press Release, dated September 5, 2017.

* Indicates a management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: September 5, 2017	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: Chief Executive Officer